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                                                                   EXHIBIT 10.19

                        ASSET PURCHASE AND SALE AGREEMENT

     THIS ASSET PURCHASE AND SALE AGREEMENT ("Agreement"), is made and entered into this 23rd day of July, 2002, by and between EATON CORPORATION, an Ohio corporation having a principal place of business at 1111 Superior Avenue, Eaton Center, Cleveland, Ohio 44114 ("EATON"), and MCLAREN PERFORMANCE TECHNOLOGIES, INC., a Delaware corporation ("MCLAREN") having a principal place of business at 32233 West Eight Mile Road, Livonia, Michigan 48152.

                                   RECITALS:

     WHEREAS, EATON designs, develops, manufactures, markets, sells, and services limited slip and locking differentials, for both original equipment and aftermarket applications; and

     WHEREAS, MCLAREN is the owner of various assets including patents, patent applications, trademarks, trademark applications, drawings, know how and various tangible engineering assets relating to Gerodisc(TM) type differentials and couplings for vehicle drivelines; and

     WHEREAS, MCLAREN desires to sell, transfer and convey to EATON, and EATON desires to acquire, own and possess all of the assets, comprising the entire line of business which MCLAREN has, relating to Gerodisc(TM) type devices; and

     WHEREAS, EATON and MCLAREN entered into a non-binding Letter of Intent, dated November 8, 2001, setting forth the intention of the parties to enter into a sale and transfer by MCLAREN to EATON of the entire line of business relating to Gerodisc(TM) type devices;

     NOW, THEREFORE, in consideration of the payments provided for herein and the covenants contained herein, the parties hereby agree as follows:

I.  DEFINITIONS:

1.01 "Patents" as used herein shall mean those patents and patent applications, both U.S. and foreign, set forth in Schedule A, attached hereto and made part of this Agreement.

1.02 "Trademarks" as used herein shall mean the trademark "Gerodisc" in whatever form or style, and including all rights (common law or otherwise) thereto and goodwill associated therewith, including all trademark registrations and applications for registration for the trademark "Gerodisc", as set forth in Schedule B, attached hereto and made part of this Agreement.

1.03 "Tangible Assets" as used herein shall mean those items set forth in Schedule C, attached hereto and made part of this Agreement.

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 1.04      "Licenses" as used herein shall mean those license agreements set forth in Schedule D, attached hereto and made part of this Agreement.

 1.05 "Assets" as used herein shall mean and include only the Patents, the Trademarks, the Tangible Assets, and the Licenses, collectively, as defined in the preceding subsections.

 1.06 "Closing Date" as used herein shall mean the date set forth in sub-section 11.01.

II.   SALE AND PURCHASE OF ASSETS:

 2.01 On the terms, and subject to the conditions of this Agreement, and for the consideration set forth in Section IV hereafter, MCLAREN hereby sells, transfers and conveys to EATON, as of the Closing Date, free and clear of all liens or encumbrances of any type, all of MCLAREN's respective rights, title and interest in and to the Assets, wherever such Assets are located, and whether or not such Assets have any value for accounting purposes, or are carried or reflected on or specifically referred to in the books or financial statements of MCLAREN.

 2.02 Notwithstanding the foregoing, MCLAREN shall retain, and there shall not be included in the Assets to be transferred to EATON, those items ("Excluded Assets") which are set forth in Schedule E, attached hereto and made part of this Agreement.

 2.03 The parties acknowledge and agree that, except as expressly provided herein, the sale and purchase contemplated hereunder shall include only the Assets and shall not include any employees or other personnel, real property or interests therein, cash or cash equivalents, contracts(other than the Licenses), accounts receivable, or any other property, real or personal, tangible or intangible.

III.       LIABILITIES:

 3.01 The parties hereto agree that all obligations incurred by each party to the other under the Purchase Orders (as set forth in Schedule F, attached hereto and made part of this Agreement) have been fully performed, discharged or paid, as the case may be, and each party hereby waives any claim against the other in regard to any obligation owed to it by the other party under the Purchase Orders.

 3.02 EATON will be solely responsible for any and all liabilities and obligations relating to each of the transferred Assets arising after the Closing Date, including, without limitation, patent prosecution charges of any kind, including, without limitation, legal fees for the preparation, filing and prosecution of any patent application, and related disbursements and filing fees, incurred after the Closing Date, and patent maintenance fees and annuities due and payable after the Closing Date.

 3.03 Subject to the foregoing, EATON will not assume or be responsible for, and MCLAREN agrees that it will remain solely responsible for, any liability relating to the Assets arising before the Closing Date, including debts and obligations of MCLAREN, or its predecessors, including but not limited to:

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           (a) any liabilities, obligations, or debts incurred by MCLAREN prior to the Closing Date in connection with McLAREN's production of, repair, insurance of, or maintenance of any of the Tangible Assets;

           (b) all product liability and similar claims for injury to person or property (whether involving injury or death) or economic loss of any type arising prior to the Closing Date in connection with the use, or testing of any of the Tangible Assets;

           (c) all liabilities or obligations arising out of or relating to employment by MCLAREN of any person, whether as an employee of MCLAREN, or as an independent contractor hired by MCLAREN;

           (d) any and all taxes, including income taxes on the royalty income received by MCLAREN from the Licenses, wherein such taxes are attributable to the ownership of any of the Assets before the Closing Date, or attributable to the use of any of the Tangible Assets prior to the Closing Date.

IV.        PURCHASE PRICE:

 4.01 The total purchase price for all of the Assets to be transferred by MCLAREN to EATON in accordance with this Agreement shall be, and include the following components:

           (a) $1,500,000, subject to the increase, if any, under sub-section 5.08, due and payable upon the Closing Date by wire transfer of immediately available funds to a bank account designated by MCLAREN, and provided in writing to EATON at least three (3) business days prior to the Closing Date as set forth in Schedule 4.01, attached hereto and made part of this Agreement.

               (1) Notwithstanding the foregoing, if MCLAREN does not obtain the consent of New Venture Gear as of the Closing Date, as required by sub-section 11.02 , EATON may, as its sole and exclusive remedy for MCLAREN's inability to obtain such consent, withhold $300,000 of such $1,500,000. Thereafter, EATON shall pay the withheld $300,000 to MCLAREN as follows:
               (i) $150,000 six (6) months after the Closing Date, or anytime after such date if all royalties then due from New Venture
               Gear for such six (6) month period under the Licenses have been paid to EATON; and (ii) $150,000 twelve (12) months after the Closing Date, or anytime after such twelfth month if the royalties then due from New Venture Gear under the Licenses for such six (6) month period have been paid to EATON. Notwithstanding the foregoing sentence, EATON shall promptly pay to MCLAREN the entire $300,000, or any remaining balance thereof, upon MCLAREN's obtaining the consent of New Venture Gear, but shall not be required to pay any portion of the withheld $300,000 if the royalties which are due and payable to EATON for the period beginning after the Closing Date are not paid to EATON.

               (2) Notwithstanding the foregoing, if MCLAREN does not execute the amended license agreement with MAGNA-STEYR as of the Closing Date as required by sub-section 11.02, EATON may, as its sole and exclusive remedy, withhold $200,000 of such $1,500,000. Thereafter, EATON shall pay the withheld $200,000 to MCLAREN as follows: (i) $100,000 six (6) months after the Closing Date or anytime after such date if all royalties then due from MAGNA-STEYR for such six

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               month period under the Licenses have been paid to EATON; and (ii)
               $100,000 twelve (12) months after the Closing Date or anytime after such date if all royalties then due from MAGNA-STEYR under the Licenses for such six (6) month period have been paid to EATON. Notwithstanding the foregoing sentence, EATON shall promptly pay to MCLAREN the entire $200,000 or any remaining balance thereof, upon the execution of an amended license agreement with MAGNA-STEYR, suitable to EATON, but shall not be required to pay any portion of the withheld $200,000 if the royalties which are due and payable to EATON for the period beginning after the Closing Date are not paid to EATON; and

           (b) an "Asset Transfer" payment by EATON to MCLAREN of two dollars ($2.00) per unit for all sales by EATON of Gerodisc(TM) units of the type to which the Assets relate, for sales for, and during, calendar years 2005 through 2009, such Asset Transfer payments not to exceed one million dollars ($1,000,000) in aggregate over such time period .

 4.02 The payment of the Asset Transfer payment as set forth in Subsection 4.01(b) above shall be made by EATON to MCLAREN on a calendar quarter basis, with each such payment to be accompanied by a report indicating the number of units sold and the total Asset Transfer payment being transmitted. Actual payment by EATON to MCLAREN shall be made by wire transfer in accordance with the procedure set forth in sub-section 4.01(a) above.

 4.03 EATON acknowledges that as of the date hereof MCLAREN has earned royalties under some or all of the Licenses described below. Accordingly, the parties shall allocate any royalty payments received by either of them under such Licenses according to the apportionment set forth below. Upon receipt of any royalty payments under any of the Licenses below, each party shall promptly pay to the other party any royalty payment or portion thereof to which the other party is entitled, pursuant to the following:

           (a) With respect to the License Agreement dated March 31, 1997 between MCLAREN and Steyr-Powertrain AG & CO KG (the "Steyr Agreement"): MCLAREN shall be entitled to all of the royalties due and payable under the Steyr Agreement for the period up to the Closing Date, and to a portion of all the per unit royalties described in the Steyr Agreement for the half year beginning July 1, 2002 and ending Dec. 31, 2002, which portion shall be equal to that amount determined by multiplying the royalty payable under the Steyr Agreement by a fraction, the denominator of which shall be 182, and the numerator of which shall be a number equal to the number of days in the period beginning July 1, 2002 and ending on the Closing Date. EATON shall be entitled to the remaining amount.

           (b) With respect to the License Agreement dated August 19, 1993, as amended, between MCLAREN and New Venture Gear, Inc. (the "First NVG Agreement"), MCLAREN shall be entitled to a portion of all royalties payable thereunder for the period beginning May 1, 2002 and ending August 31, 2002, which portion shall be equal to that amount determined by multiplying the royalty payable under the First NVG Agreement by a fraction, the denominator of which shall be 123, and the numerator of which shall be a number equal to the number of days in the period beginning May 1, 2002 and ending on the Closing Date. EATON shall be entitled to the remaining amount.

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           (c) With respect to the License Agreement dated January 5, 1998 between MCLAREN and New Venture Gear, Inc. (the "Second NVG Agreement"), MCLAREN shall be entitled to a portion of all royalties payable thereunder for the period beginning May 1, 2002 and ending August 31, 2002, which portion shall be equal to that amount determined by multiplying the royalty payable under the Second NVG Agreement by a fraction, the denominator of which shall be 123, and the numerator of which shall be a number equal to the number of days in the period beginning May 1, 2002 and ending on the Closing Date. EATON shall be entitled to the remaining amount.

4.04 The total purchase price, as set forth in sub-section 4.01 above, shall be allocated among the transferred Assets on the following basis:

           (a) attributable to the value of the Patents : $600,000, plus all payments made by EATON under sub-section 4.01(b) above;

           (b) attributable to the royalties expected to be received by EATON under the Licenses: $500,000; and

           (c) attributable to the value of the Tangible Assets: all of the amount set forth in sub-section 4.01(a) above in excess of $1,100,000.

4.05 In the event MCLAREN is unable to obtain the required consent to assignment of any of the Licensees of the Licenses, EATON shall not attempt, through any claim , action, or proceeding, to enforce any rights thereunder in EATON's own name. Instead, at EATON's written request, and only upon EATON's written request, MCLAREN will enforce, in MCLAREN's own name, but for EATON's benefit, any and all rights under the Licenses, including the enforcement of grant-back licenses. All of MCLAREN's costs associated with the foregoing shall be at EATON's expense, and EATON shall have the sole right to direct and/or settle or otherwise resolve any such enforcement action.

V.   REPRESENTATIONS AND WARRANTIES OF MCLAREN :

      As of the Closing Date, MCLAREN makes the following representations and warranties to EATON:

5.01 MCLAREN is a corporation duly organized and validly existing under the laws of the State of Delaware and has full corporate power and authority to own the transferred Assets owned as of the Closing Date, to carry on the business relating to the Assets, as it is being conducted by it as of the Closing Date, and to consummate the transactions contemplated by this Agreement.

 5.02 The entering into and the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and thereby:

               (a) have been duly and validly authorized by requisite corporate action of MCLAREN; and

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           (b) constitutes or will constitute the legal, valid, and binding obligation of MCLAREN, and no additional corporate or shareholder authorization or consent is or will be required.

 5.03 Except as may be set forth on the corresponding Schedule, as of the Closing Date, MCLAREN has good and marketable title, free and clear of all liens and encumbrances, to all of the Assets being transferred to EATON hereunder, and the Assets listed herein constitute all of the assets within the possession and/or control of MCLAREN relating to the subject matter of this Agreement.

 5.04 Except as may be set forth on the corresponding Schedule, MCLAREN is not a party to, or bound by, any agreement or contract, whether written or oral, of the following types, involving any of the Assets, nor are any such agreements or contracts presently being negotiated or discussed:

           (a) any contract or agreement involving commitments by MCLAREN to make purchases of raw materials, parts, or services;

           (b) any contract or agreement involving commitments by MCLAREN to make sales of Gerodisc(TM)type units of the type to which the Assets relate;

           (c) any license agreement, either as licensor or licensee relating to any patent, patent application, trademark, registration for trademark, know how, trade secret or copyright; and

           (d) any contract or agreement which would in any way limit or hinder EATON's ability to operate a business involving the Assets to be transferred under this Agreement to EATON.

 5.05 Except as may be set forth on the corresponding Schedule, MCLAREN has not received any written notice from any third party of that party's intent to terminate any contract or agreement which is any way material to EATON's ability to operate a business involving the Assets to be transferred to EATON hereunder.

 5.06 The Patents listed in Schedule A comprise all of the patents and patent applications which are owned or controlled by MCLAREN, or in which MCLAREN has any right, title, or interest, and which relate to the Assets and the Gerodisc(TM) type units to which this Agreement relates.

 5.07 Except as may be set forth in Schedule A, no third party has any right, title, or interest in and to any of the Patents, nor is MCLAREN required to obtain the consent of any such third party in order to assign the Patents to EATON, in accordance with the terms of this Agreement.

 5.08 As of the Closing Date, MCLAREN has paid, will have paid, or has authorized the payment of all patent prosecution fees, all maintenance fees and annuities for all of the Patents, wherein such maintenance fee or annuity is due at any time within three (3) months after the Closing Date, it being understood by and between the parties that, on the Closing Date, MCLAREN will provide EATON with appropriate documentation, (within fourteen (14) days of the Closing
           Date) of such payments and authorizations to pay, and the total of all such payments and authorized payments will, at MCLAREN'S option, be reimbursed by EATON or added to the amount to be paid by EATON in accordance with

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           Subsection 4.01(a) above.

5.09 Except as may be set forth on Schedule A, MCLAREN has not taken any action, or failed to take any action which is needed, in regard to any of the Patents, wherein such action, or such failure to take action, would result in the early expiration or abandonment or unenforceability of any of the Patents.

5.10 As of the Closing Date, and for the preceding three (3) years, there is no threatened or pending charge of infringement by any third party against MCLAREN, or, to McLAREN's knowledge, against any licensee of MCLAREN listed in Schedule D, based upon an alleged infringement of any patent of any third party, or of any other intellectual property right, relating to the design, development, manufacture, use, or sale of any product to which this Agreement relates, nor is MCLAREN or, to MCLAREN's knowledge, any of its licensees, obligated to pay any amount, either as a royalty, license fee, or damage payment to any third party, in regard to any products to which this Agreement relates.

5.11 To the best of MCLAREN'S knowledge, none of the Patents set forth in Schedule A is subject to any pending or threatened challenge, claim, or dispute, with the exception of routine prosecution in the respective Patent Offices.

5.12. There is no pending, or to the best of MCLAREN'S knowledge, threatened, claim, litigation, proceeding or order of any court or governmental agency or arbitrator relating to Gerodisc(TM) units of the type to which this Agreement relates.

5.13 MCLAREN has adequately insured all of the Assets to be transferred to EATON under this Agreement against loss or damage resulting from fire or other risks typically insured against by extended coverage of a kind, and in an amount, customarily obtained by similar businesses, such insurance to continue until EATON takes full possession and control of all of the Tangible Assets.

VI.  REPRESENTATIONS AND WARRANTIES OF EATON:

           As of the Closing Date, EATON makes the following representations and warranties to MCLAREN:

6.01 EATON is a corporation duly organized and validly existing under the laws of the State of Ohio and has full power and authority to own the Assets, to carry on a business relating to the Assets, and to consummate the transactions contemplated by this Agreement.

6.02 The entering into and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby:
           (a) have been duly and validly authorized by requisite corporate actions; and
           (b) constitute the legal, valid and binding obligation of EATON, and no additional corporate or stockholder authorization or consent is or will be required.

6.03 There is no pending, or to the best of EATON knowledge, threatened, claim, litigation, proceeding or order of any court or governmental agency or arbitrator or governmental investigation relating to

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           EATON, its business, or its assets which, if adversely determined, would individually or in the aggregate, materially impair, hinder or otherwise adversely affect the ability of EATON to effect the closing of this Agreement, or to perform any of its obligations under this Agreement.

VII.  COVENANTS OF MCLAREN:

7.01 MCLAREN covenants and agrees with EATON that, from the Closing Date until EATON takes full possession and control of the Tangible Assets, MCLAREN will properly protect and maintain the Tangible Assets in accordance with commercially reasonable practices, and will not sell, mortgage, or otherwise dispose of or encumber any of the Tangible Assets without the prior written consent of EATON.

7.02 MCLAREN shall promptly notify EATON, both on the Closing Date and as appropriate thereafter, at any time within one (1) month after the Closing Date, of any update of any of the Schedules attached hereto and made part of this Agreement.

7.03 MCLAREN agrees that it will cooperate with EATON in arranging for and carrying out, the transfer of all patent, patent application and prosecution files relating to all of the Patents, such transfer to occur within one (1) month after the Closing Date.

7.04 MCLAREN agrees that it will, at any time it may be so requested by EATON, enter into an appropriate, mutually agreeable, royalty-free sub-license agreement with EATON, whereby EATON will become a sub-licensee of MCLAREN under MCLAREN's License Agreement with Dana Corporation, dated February 28, 2001. MCLAREN agrees that it will not enter into any other sub-licenses with any other third party, under its License Agreement with Dana Corporation, dated February 28, 2001.

VIII. CONFIDENTIALITY:

8.01 All information and data known by MCLAREN or any of its respective affiliates, employees, officers, directors, or agents as of the Closing Date that relates to this transaction or to the Assets, including, but not limited to, know-how, compilations, formulae, processes, plans, blueprints, formulations, technical information, business practices and strategies, R&D, new product information, product samples, specifications, accounting and financial records, sales reports, invoices, purchase orders, shipping documents and reports, customer, vendor and supplier names, supplier/vendor orders, price guides, product pricing, payable and receivable agings, sales, marketing and merchandise catalogs, marketing information and scientific, commercial information or any other information relating in any way to the Gerodisc technology, whether communicated in writing, orally, by observation or other sensory detection, shall be considered Confidential Information.

8.02 For a period of five (5) years from the Closing Date, MCLAREN will hold Confidential Information in confidence and not disclose it to any third-party. MCLAREN shall restrict dissemination of Confidential Information to those of its employees, advisors and agents who have an actual need to know and who have a legal obligation to protect the confidentiality of the Confidential Information. The

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           obligation with regard to confidentiality and nonuse hereunder shall not extend to any Confidential Information which (a) at the time of disclosure is, through no fault of MCLAREN, in the public domain or thereafter becomes part of the public domain by publication or otherwise through no fault of the MCLAREN, its affiliates, employees or agents; (b) MCLAREN can establish was properly in its possession prior to the time of disclosure to it; (c) is independently made available to MCLAREN by a third party who has not violated a confidential relationship with the Disclosing Party; or (d) is required to be disclosed by legal process; provided that MCLAREN uses its best efforts to timely inform EATON and permit EATON to attempt by appropriate legal means to limit such disclosure. The exclusions enumerated above shall not apply to any specific information merely because it is included in more general nonproprietary information nor to any specific combination of information merely because individual elements, but not the combination, are included in nonproprietary information.

8.03 Because an award of money damages (whether pursuant to the foregoing sentence or otherwise) may be inadequate for any breach of this Agreement by either party, or their respective agents, attorneys, authorized employees or advisors, and any such breach may cause the non-breaching party irreparable harm, the parties also agree that, in the event of any breach or threatened breach of this Agreement, the non-breaching party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to the non-breaching party.

8.04 In the event that any paragraph or portion of any paragraph of this Agreement shall be determined to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining and enforceable paragraphs or portions thereof, which shall be construed as if such invalid or unenforceable paragraph or paragraphs had not been inserted and any such paragraph or portion thereof shall be deemed to be modified to make it valid and enforceable to the fullest extent provided by law, consistent with the intent of this Agreement.

8.05 The parties hereto have drafted and negotiated a Public Announcement, which is set forth in Schedule G, which is attached hereto and made part of this Agreement, and the parties hereby agree that the Public Announcement will comprise the only permissible external communication (outside EATON and MCLAREN) in regard to this Agreement, and the transactions covered by this Agreement.

IX.   COVENANT NOT TO COMPETE:

9.01 MCLAREN agrees that for a period of ten (10) years after the Closing Date, neither it nor any Affiliate, nor any of its individual owners, who own at least ten (10) percent of the equity of MCLAREN under MCLAREN's Form 14A filed with the Securities and Exchange Commission on January 17, 2002, shall, directly or indirectly, own, manage, control, operate, or participate in the ownership, management, control, or operation of, any business in any form which is involved in the design, development, manufacturing or marketing of any products directly competitive with the Gerodisc(TM) units and which are of the type to which this Agreement relates, without the express, written consent of EATON. Nothing contained hereinabove is intended to prevent or hinder the manufacture and sale by MCLAREN of

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           Gerodisc(TM) units, in the aftermarket, in cooperation with EATON, and in accordance with an agreement to be entered into subsequently by and between EATON and MCLAREN.

X.  MUTUAL COVENANTS:

10.01 Except as set forth in the list of Personnel, which is set forth in Schedule H, attached hereto and made part of this Agreement, the parties agree that for a period of two (2) years after the Closing Date, they will not, without first obtaining the written consent of the other party, which consent may be withheld for any reason, directly or indirectly solicit or attempt to solicit any person who is employed by the other party to leave the employment of such other party, and to become an employee of the soliciting party. The foregoing shall not prohibit either party from soliciting or employing any individual who has received notice of termination from, the other party, or prohibit either party from employing an individual who responds to a general solicitation of employment by such party.

XI. CLOSING:

11.01 The Closing shall take place at the offices of McLaren Performance Technologies, Inc. at 2:00 p.m. on July 23, 2002, which shall constitute the Closing Date.

11.02 Subject to the terms and conditions of this Agreement, at the Closing, MCLAREN shall deliver or cause to be delivered to EATON:

           (a) a fully executed Consent To Assignment Of Agreement between MCLAREN and New Venture Gear, substantially as set forth in
               Schedule I, attached hereto and made part of this Agreement, except that if MCLAREN does not deliver such consent, it shall not be a breach of this Agreement and EATON's sole remedy shall be as set forth in sub-section 4.01(a);

           (b) a fully executed assignment document for each of the Patents, substantially as set forth in Schedule J, attached hereto and made part of this Agreement;

           (c) a fully executed assignment document for each of the Trademarks, substantially as set forth in Schedule K attached hereto and made part of this Agreement; and

           (d) a fully executed amended, license agreement between MCLAREN and MAGNA-STEYR, substantially as set forth in Schedule L, providing specifically for the assignment of the agreement to EATON, as is attached hereto and made part of this Agreement, except that if MCLAREN does not deliver such an executed, amended license agreement, it shall not be a breach of this Agreement and EATON's sole remedy shall be as set forth in sub-section 4.01(a).

11.03 Subject to the terms and conditions of this Agreement, at the Closing, EATON shall deliver or cause to be delivered to MCLAREN that portion of the purchase price required in accordance with sub-section 4.01(a) hereinabove.

XII.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS:

12.01 The representations, warranties, and covenants of the parties as set forth herein, and all unasserted claims and causes of action with respect thereto shall terminate upon the expiration of three (3) years following the Closing Date.

XIII. INDEMNIFICATION

13.01 For a period of three (3) years from the Closing Date, each of MCLAREN and EATON agrees to protect, defend, indemnify, and hold harmless the other, its agents, employees, officers, directors, shareholders, successors and assigns, from and against any and all liabilities, obligations, liens, shareholder losses, damages, injuries, claims, demands, penalties, actions, costs and expenses, including reasonable attorneys' fees and settlement costs of every kind and nature (collectively, "Losses"), arising out of or related to any breach by such party of its warranties, covenants, agreements or obligations hereunder; provided, however, that MCLAREN shall have no obligation to indemnify or otherwise pay or reimburse EATON for Losses resulting, directly or indirectly, from a third-party claim of infringement arising after the Closing Date that relates to the Assets.

13.02 To the fullest extent permitted by applicable law, the foregoing indemnification provision of this Section XIII shall be the exclusive remedy between the parties for any breach of any representation, warranty or covenant contained in this Agreement or otherwise arising under or resulting from this Agreement. The parties shall have no other or further right or remedy under any theory whatsoever, whether in contract, tort, equity or otherwise, all of which both parties hereby expressly and irrevocably waive and relinquish.

XIV.  MISCELLANEOUS

14.01 Any notice required or permitted to be given under this Agreement must be in writing and may be delivered in person, by registered mail, facsimile or by overnight courier addressed to the respective party at the address set forth above or such changed address as may be given by a party to the other by such written notice. Any such notice will be considered to have been given when personally delivered or five (5) business days after the date of mailing or one (1) business day after the date of forwarding if sent by overnight courier.

14.02 This Agreement will be binding upon, inure to the benefit of and be enforceable by, the successors, assigns, heirs, legatees, executors, personal representatives, guardians, custodians, administrators and conservators of the parties hereto; provided, however, that no assignment of this Agreement will be effective without the express written consent of the other party.

14.03 The Section headings herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement, nor are they deemed to constitute part of this Agreement.

14.04 This Agreement is a contract made under, and will be governed by and construed in accordance with, the laws of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State. Each of the parties hereto agrees that any legal or equitable action or proceeding with respect to this Agreement shall be brought or maintained only in any court of the State of Michigan, or in any court of the United States of America sitting in Michigan, and each of the parties hereto hereby submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to such party's person and property, and irrevocably consents to the service of process in connection with any such action or proceeding by the mailing thereof by registered or certified mail, postage prepaid, to such party at such party's address set forth above. Nothing in this section shall affect the right of any party hereto to serve process in any other manner permitted by law. Each party hereby irrevocably waives any objection to the laying of venue of any such action or proceeding in the above-described courts.

14.05 The failure of a party to exercise or enforce any right or remedy conferred upon it hereunder will not be deemed to be a waiver of any such right or remedy or operate to bar the exercise or enforcement thereof at any time hereafter.

14.06 This Agreement, including the Schedules referred to herein, constitutes the complete agreement between the parties and supersedes all prior negotiations and agreements. There are no representations, warranties, covenants, conditions, terms, agreements, promises, understandings, commitments or other arrangements other than those expressly set forth or incorporated herein or made in writing on or after the date of this Agreement.

14.07 This Agreement may be amended only by a written agreement signed by each of the parties hereto.

14.08 This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.


        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly and delivered by its duly authorized representatives as of the date first written above.

                                          EATON CORPORATION  ("EATON")


                                          By: /s/ Jacob T. Hooks
                                            ------------------------------------

                                          Name Jacob T. Hooks
                                               ---------------------------------

                                          Title Vice President - Gen. Mor.
                                                --------------------------
                                          Date 7/23/02
                                               -------


                                          MCLAREN PERFORMANCE
                                          TECHNOLOGIES, INC. ("MCLAREN ")

                                       By: /s/ Steven Rossi
                                           -------------------------------------

                                       Name Steven Rossi
                                            ------------------------------------

                                       Title President & CEO
                                             ---------------

                                       Date 7/23/02
                                            -------

A list of schedules that were omitted is as follows and will be provided to the Commission upon request:

Schedule A    Patents and Patent Applications
Schedule B    Trademarks
Schedule C    Tangible Assets
Schedule D    Licenses
Schedule E    Excluded Assets
Schedule F    Purchase Orders
Schedule 4.01 Wire transfer instructions
Schedule G    Public Announcement
Schedule H    Personnel
Schedule I    Consent To Assignment Of Agreement between MCLAREN and New
              Venture Gear
Schedule J    Patent Assignment Documents
Schedule K    Trademark Assignment Documents
Schedule L    Amended License Agreement